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                                                                    Exhibit 99.1

PLANET POLYMER TECHNOLOGIES HAS SMALL FIRST EVER PROFIT

      San Diego, CA-May 13, 2003-Planet Polymer Technologies, Inc. (OTC BB:
POLY.OB) a San Diego advanced materials company, reported revenues for the quarter ending March 31, 2003 of $156,620 and a net profit of $722 compared to revenues of $35,531 and loss of $155,041 for the same period in 2002. The small profit resulted in (.00) per share compared to a loss of (.02) in 2002. .

      Planet and Agway Inc., entered into two separate Sales and Licensing Agreements that redefine previous agreements relating to the agricultural feed and fruit and vegetable coating technologies developed by Planet. Agway's up-front payment of $130,000 was the primary reason for Planet's small, first ever quarterly profit. Agway also agreed to return all of its 3,000,000 shares in Planet common stock, which represents approximately one-third of the issued and outstanding shares of Planet.

      Ryer Industries defaulted on its obligations to Planet to pay the remaining balance of the purchase price for Planet's metal injection molding technology and assets. Planet repossessed those assets in April and resold them in May to Ryer Enterprises, LLC, a newly formed entity which intends to continue the commercialization of the AQUAMIM products. The sales price is $301,000 with a down payment of $25,000 and twenty-four monthly payments of $11,500 commencing June 1, 2003. Ryer will also pay a monthly royalty for 8 years. .

      The focus of the Company's limited activities will be to help Agway or their successor(s) fully commercialize their agrotechnology businesses and to help Ryer Enterprises successfully penetrate the metal injection molding market. There will be little, if any, marketing or new development work as the Company strives to maximize its net royalty income from existing product technologies.

      Planet Polymer Technologies, Inc. is an advanced materials company that develops and licenses unique water-soluble polymer and biodegradable materials with broad applications in the fields of agriculture and industrial manufacturing.

      Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the development and market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2003.

Contact 858-549-5131